                                                                      EXHIBIT 12

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                    YEARS ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                 1996         1995         1994
                                                                 ----         ----         ----
                                                                      (DOLLARS IN MILLIONS)
Income from continuing operations before cumulative effect
  of accounting changes.....................................    $ 4,953      $ 6,033      $ 4,866
U.S., foreign, and other income taxes.......................      1,723        2,316        2,232
Equity in income of associates..............................       (107)        (216)         (48)
Cash dividends received from associates.....................         48           16           10
Amortization of capitalized interest........................         54           51           50
                                                                -------      -------      -------
Income for continuing operations before cumulative effect of accounting changes, income taxes, undistributed income of
  associates, and amortization of capitalized interest......      6,671        8,200        7,110
                                                                -------      -------      -------
Fixed charges included in income from continuing operations
  Interest and related charges on debt......................      5,673        5,557        4,984
  Portion of rentals deemed to be interest..................        287          256          288
                                                                -------      -------      -------
     Total fixed charges included in income from continuing
       operations...........................................      5,960      5,813..        5,272
                                                                -------      -------      -------
Earnings available for fixed charges........................    $12,641      $14,013      $12,382
                                                                =======      =======      =======
Fixed charges
  Fixed charges included in income from continuing
     operations.............................................    $ 5,960      $ 5,813      $ 5,272
  Interest capitalized in the period........................         49           50           33
                                                                -------      -------      -------
     Total fixed charges....................................    $ 6,010      $5,863..     $ 5,305
                                                                =======      =======      =======
Ratios of earnings to fixed charges.........................       2.10         2.39         2.33

                                      IV-10